Exhibit 99.1

News Release

Contact: Source:	Kevin L. LaLuzerne (920)-743-5551 Baylake Corp.

Baylake Corp. Reports Financial Results for the Three Months ended March 31, 2008

Sturgeon Bay, Wisconsin – (PR Newswire) – April 24, 2008

Baylake Corp. (OTC BB: BYLK), a bank holding company with $1.1 billion in assets, reported 2008 first quarter net income of $1.2 million or $0.15 basic and diluted earnings per share, as compared to net loss of $2.3 million or ($0.29) basic and diluted earnings per share, for the first quarter of 2007. Return on assets (ROA) and return on equity (ROE) increased for the quarter ended March 31, 2008 to 0.43% and 5.71%, respectively, compared to (0.82)% and (11.07)%, respectively, for the same period a year ago.

Baylake’s total assets and shareholders’ equity were $1.1 billion and $83.1 million, respectively, at March 31, 2008, compared to $1.1 billion and $80.3 million at December 31, 2007. The increase in shareholders’ equity was primarily a result of earnings for the quarter and an increase in accumulated other comprehensive income. Baylake Corp.’s Tier 1 risk-based capital remained strong at 10.64% as of March 31, 2008, compared to 9.66% as of the same date a year earlier. The Corporation and Bank continue to be well capitalized under the guidelines established by the Board of Governors of the Federal Reserve Bank.

Non-performing loans declined to $37.2 million as of March 31, 2008, compared to $37.6 million at December 31, 2007 for the linked quarter. During the quarter ended March 31, 2008 net loan charge-offs equaled $126,000, compared to $209,000 in net loan charge-offs for the quarter ended March 31, 2007. A provision for loan losses of $300,000 was recorded for the quarter ended March 31, 2008, compared to $6.0 million for the quarter ended March 31, 2007. The ratio of allowance for loan losses to total loans equaled 1.61% as of March 31, 2008, compared to 1.67% as of March 31, 2007. The ratio of allowance for loan losses to non-performing loans was 32.29% and 26.20% at March 31, 2008 and December 31, 2007, respectively.

“We remain committed and focused in our efforts to reduce our high level of non-performing loans during 2008,” said Robert J. Cera, President and Chief Executive Officer. “Our efforts to effect meaningful change in our non-performing assets to total assets ratio have been impacted by the overall softness in the commercial real estate market in northeastern Wisconsin, where the vast majority of our problem loans lie,” said Cera. Despite these challenges, Baylake Corp. believes the balance of the allowance for loan losses is presently sufficient to absorb probable incurred credit losses at March 31, 2008.

Total loans equaled $744.9 million as of March 31, 2008, compared to $826.8 million as of March 31, 2007, a decline of $81.9 million or 9.91% from a year earlier. Total deposits decreased $24.6 million, or 2.78%, to $862.5 million as of March 31, 2008, compared to a year earlier.

Net interest margin for the first quarter ending March 31, 2008 was 3.08%, compared to 3.19% for the quarter ending March 31, 2007 and compared to 3.33% for the linked quarter ending December 31, 2007. Net interest margins were negatively impacted in the current quarter by reduced yields on loans and investments resulting primarily from interest rate cuts initiated by the Federal Reserve during the past several months. “We are optimistic that with continued prudent planning and active management of both our investment and loan portfolios, we will be better positioned to improve our profitability as the credit markets begin to stabilize,” said Cera.

During the first quarter, a gain of $308,000 was recognized on the sale of investment securities. Expenses related to the operation of other real estate were $341,000 for the quarter ending March 31, 2008 compared to $449,000 for the quarter ending December 31, 2007. Quarterly results were further impacted by a write-down of $116,000 in the value of servicing rights (including both mortgage servicing rights and Small Business Administration loan servicing rights). This write-down was the result of declining balances of loans serviced, combined with an overall decrease in the fair market value of servicing rights relating to the remaining balances of loans outstanding.

Baylake Corp. anticipates that it has more than adequate resources available to meet its commitments. As of March 31, 2008, the Corporation had $55.6 million in established lines of credit with nonaffiliated banks, of which $51.9 million was available.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, the Company provides a variety of banking and financial services from 28 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. This press release, and the most recent annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2007 and Form 10-K for the year ended December 31, 2007, describe some of these factors, including certain credit, market, operational, liquidity and interest rate risks associated with the company’s business and operations, and recent actions taken by the Wisconsin Department of Revenue relating to state tax obligations. Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers’ tourism-related businesses), competition, fiscal and monetary policies and legislation.

Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries

Summary Financial Data

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the period indicated. The selected financial and other data at March 31, 2008 has not been audited, but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

Selected Financial Condition Data (at end of period) – UNAUDITED	March 31, 2008	December 31, 2007
	(dollars in thousands, except per share data)
Total assets	$1,077,440	$1,106,616
Investment securities (1)	226,095	222,475
Total loans	744,932	760,951
Total deposits	862,456	884,185
Borrowings (2)	103,925	112,346
Subordinated debentures	16,100	16,100
Stockholders’ equity	83,107	80,262
Non-performing loans (3)	37,206	37,555
Non-performing assets (3)	45,371	42,722
Shares outstanding	7,911,539	7,885,960
Book value per share	$10.50	$10.18

	As of and for the Three Months Ended March 31,
Selected Operations Data – UNAUDITED	2008	2007
	(dollars in thousands, except per share data)
Total interest income	$15,607	$17,651
Total interest expense	8,404	9,806

Net interest income	7,203	7,845
Provision for loan losses	300	5,985

Net interest income after provision for loan losses	6,903	1,860

Total non-interest income	2,315	2,245
Total non-interest expense	7,842	8,466

Income (loss) before income taxes	1,376	(4,361)
Income tax expense (benefit)	211	(2,064)

Net income (loss)	$1,165	$(2,297)

Per Share Data: (4)
Net income ( loss) per share (basic)	$0.15	$(0.29)
Net income (loss) per share (diluted)	$0.15	$(0.29)
Cash dividends per common share	$—	$0.16
Book value per share	$10.50	$10.24

	As of and for the Three Months Ended March 31,
	2008	2007
Performance Ratios: (5)
Return on average total assets	0.43%	(0.82)%
Return on average total shareholders’ equity	5.71%	(11.07)%
Net interest margin (6)	3.08%	3.19%
Net interest spread (6)	2.84%	2.80%
Efficiency ratio (9)	81.70%	80.91%
Non-interest income to average assets	0.85%	0.80%
Non-interest expense to average assets	2.89%	3.02%
Net overhead ratio (7)	2.04%	2.22%
Average loan to average deposit ratio	86.29%	93.67%
Average interest earning assets to average interest bearing liabilities	107.25%	110.28%

Asset Quality Ratios: (3) (5)
Non-performing loans to total loans	4.99%	4.73%
Allowance for loan losses to:
Total loans	1.61%	1.67%
Non-performing loans	32.29%	35.35%
Net charge-offs to average loans	0.07%	0.10%
Non-performing assets to total assets	4.21%	4.14%

Capital Ratios: (5)(8)
Shareholders’ equity to assets	7.71%	7.19%
Tier 1 risk-based capital	10.64%	9.66%
Total risk-based capital	11.90%	10.91%
Leverage ratio	8.48%	8.14%

Other:
Number of bank subsidiaries	1	1
Number of banking facilities	28	28
Number of full-time equivalent employees	320	336

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(1)	Includes securities classified as available for sale.
(2)	Consists of Federal Home Loan Bank advances, federal funds purchased, and collateralized borrowings.
(3)

Non-performing loans consist of non-accrual loans and guaranteed loans 90 days or more past due but still accruing interest. Non-performing assets consist of non-performing loans and other real estate owned.

(4)	Earnings per share are based on the weighted average number of shares outstanding for the period.
(5)	With the exception of end of the period ratios, all ratios are based on average daily balances and are annualized where appropriate.
(6)

Net interest margin represents net interest income as a percentage of average interest-earning assets. Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(7)	Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.
(8)	The capital ratios are presented on a consolidated basis.
(9)

Efficiency ratio is calculated as follows: non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding net investment security gains and excluding net gains on sale of fixed assets.